Exhibit 5

                [LETTERHEAD OF BLANK ROME TENZER GREENBLATT LLP]

                                                              September 19, 2002

icad, inc.
6405 Congress Avenue
Boca Raton, FL 33487

Gentlemen:

      You have requested our opinion with respect to the offering by you, icad, inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), of (i) up to 1,200,000 shares of the Company's common stock, $.01 par value (the "2001 Plan Shares"), issuable upon exercise of options granted or to be granted under the Company's 2001 Stock Option Plan (the "2001 Plan"), (ii) up to 500,000 shares of the Company's common stock (the "2002 Plan Shares") issuable upon exercise of options to be granted under the Company's 2002 Stock Option Plan (the "2002 Plan"), (iii) up to 500,000 shares of the Company's common stock (the "Assumed Plan Shares") issuable upon exercise of options granted under the Intelligent Systems Software, Inc. ("ISSI") 2001 Stock Option Plan which was assumed by the Company in connection with the merger of ISSI with and into the Company effective as of June 28, 2002 (the "Assumed ISSI Plan"), and (vi) up to 1,190,000 shares of the Company's common stock (the "Non-Plan Shares") issuable upon exercise of non-plan options granted to certain officers, directors and employees of the Company (the "Non-Plan Options").

      We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon representations of executive officers of the Company.

      Based upon the foregoing, it is our opinion that:

      (1)   the 2001 Plan Shares, 2002 Plan Shares and Assumed Plan Shares, when

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            sold, paid for and issued as contemplated by the terms of the 2001
            Plan, 2002 Plan or Assumed ISSI Plan, as the case may be, will be validly issued, fully paid and nonassessable; and

      (2) the Non-Plan Shares, when sold, paid for and issued as contemplated by the terms of the respective Non-Plan Options, will be validly issued, fully paid and nonassessable.

      We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                Very truly yours,

                      /s/ Blank Rome Tenzer Greenblatt LLP

                        BLANK ROME TENZER GREENBLATT LLP